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                                                                  EXHIBIT 99(f)
                          CHECKMATE ELECTRONICS, INC.

                      NON-INCENTIVE STOCK OPTION AGREEMENT


     This Non-Incentive Stock Option Agreement (the "Agreement") is entered into as of the 18th day of August, 1994, by and between CHECKMATE ELECTRONICS, INC. (the "Company") and J. STANFORD SPENCE ("Optionee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company desires to reward Optionee for his voluntary service as interim Chief Executive Officer of the Company following the untimely death of Raymond J. Homa; and

     WHEREAS, on August 18, 1994, the Board of Directors of the Company granted to Optionee a non-incentive stock option to reward Optionee for his efforts on behalf of the Company; and

     WHEREAS, the parties hereto have set forth the terms of such option in writing in this Non-Incentive Stock Option Agreement;

     NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1.   Grant of Option.
          ---------------

          On August 18, 1994, the Board granted Optionee a non-incentive stock option. Under that option and subject to the terms and conditions set forth herein, Optionee shall have the right to purchase 100,000 shares of the $0.01 par value common stock of the Company (the "Common Stock"); such 100,000 shares hereinafter are referred to as the "Optioned Shares," and this option hereinafter is referred to as the "Option." The Option is intended to be considered a nonqualified stock option subject to the requirements of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

      2.  Exercise of Option.
          ------------------

          (a) General.  The Option may be exercised by Optionee's delivery to
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the Secretary of the Company of a written notice of exercise executed by
Optionee (the "Notice of Exercise"). The Notice of Exercise shall be substantially in the form set forth as Exhibit A, attached hereto and made a part hereof, and shall identify the Option and the number of Optioned Shares that are being exercised.

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          (b) Beginning of Exercise Period.  The Option shall be 100 percent
              ----------------------------
vested and exercisable immediately upon grant.

          (c) Partial Exercise.  Optionee may exercise the Option for less than
              ----------------
the full number of exercisable Optioned Shares, but such exercise may not be made for less than 100 shares or the total remaining shares subject to the Option.

          3.  Option Price.
              ------------

          The price per share for each of the Optioned Shares shall be $8.00, the closing sale price of the Common Stock on August 11, 1994 (the "Option Price").

          4.  Termination of Option.
              ---------------------

          Notwithstanding any provisions to the contrary herein, the Option shall not be exercisable either in whole or in part after ten years from the date of grant (August 11, 2004).

          5.  Option Nontransferable.
              ----------------------

          The Option shall not be transferable by Optionee other than by will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee (or, if he becomes disabled or otherwise incapacitated, by the guardian of his property or his duly appointed attorney-in-fact), and shall not be assignable or transferable by Optionee and, subject to Section 6 hereof, no other person shall acquire any rights in the Option.

          6.  Death or Disability of Optionee.
              -------------------------------

          In the event of the death or disability (as determined by the Committee in its sole discretion) of Optionee, all or any of the unexercised portion of the Option owned by the Optionee may be exercised by Optionee's executor or administrator (in the event of death) or his guardian or attorney-in-fact (in the event of incapacitating disability) at any time, but in no event later than the date as of which such Option expires pursuant to Section 4 hereof. Such exercise shall be effected in accordance with the terms hereof as if such person was Optionee herein.

          7.  Medium and Time of Payment of Option Price.
              ------------------------------------------

          (a) General.  The Option Price shall be payable by Optionee (or his
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successors in accordance with Section 6 hereof) upon exercise of the Option and shall be paid in cash or shares of the Common Stock or any combination thereof.

          (b) Payment in Shares of the Common Stock.  If Optionee pays all or
              -------------------------------------
part of the Option Price with shares of the Common Stock, the following conditions shall apply:

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          (i) Optionee shall deliver to the Secretary of the Company a certificate or certificates for shares of the Common Stock duly endorsed for transfer to the Company with signature guaranteed by a member firm of a national stock exchange or by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require);

          (ii) Optionee must have held any shares of the Common Stock used to pay the Option Price for at least 6 months prior to the date such payment is made;

          (iii) Such shares shall be valued on the basis of the fair market value of the Common Stock on the date of exercise pursuant to the terms of the Plan; and

          (iv) The value of such Common Stock shall be less than or equal to the Option Price. If the Optionee delivers Common Stock with a value that is less than the Option Price, then Optionee shall pay the balance of the Option Price in cash.

In addition to the payment of the Option Price, Optionee also shall pay in cash an amount equal to the amount, if any, which the company at the time of exercise is required to withhold under the income tax and FICA withholding provisions of the Code and of the income tax laws of the state of Optionee's residence.

          8.  Investment Representations.
              --------------------------

          (a) Optionee acknowledges that the Optioned Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under applicable state securities laws and that certain restrictions apply (including restrictions on resale applicable to "affiliates" under Rule 144 of the 1933 Act) with respect to any transfer of the Optioned Shares.

          (b) Optionee acknowledges that the delivery of certificates for the Optioned Shares may be delayed for such time as the Company deems necessary or desirable to enable the Company to comply with (i) the requirements of the 1933 Act or the Securities Exchange Act of 1934, as amended, or any rules or regulations of the Securities and Exchange Commission or any stock exchange promulgated thereunder; and (ii) the requirements of applicable state laws relating to the authorization, issuance or sale of the Optioned Shares. Optionee shall execute such documents and provide such information, investment representations and undertakings as the Company deems necessary or desirable to secure such compliance.

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          9.  Delivery of Stock Certificates.
              ------------------------------

          As promptly as practical after the date of exercise of the Option and, if applicable, the receipt by the Company of full payment therefor, the Company shall deliver to Optionee a stock certificate representing the shares of the Common Stock acquired by Optionee pursuant to his exercise of the Option.

          10.  Notices.
               -------

          All notices or other communications hereunder shall be in writing and shall be effective (i) when personally delivered by courier (including overnight carriers) or otherwise to the party to be given such notice or other communication or (ii) on the third business day following the date deposited in the United States mail if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid. The addresses for such notices shall be as follows:

          If to the Company:

          Checkmate Electronics, Inc.
          Attention:  Corporate Secretary
          1011 Mansell Road, Suite C
          Roswell, GA  30076

          If to the Optionee:

          J. Stanford Spence

          ----------------------------

          ----------------------------

          ----------------------------



Any party hereto, by notice of the other party hereunder, may change its address for receipt of notices hereunder.

          11.  Miscellaneous.
               -------------

          (a) The granting of the Option and the execution of this Agreement shall not give Optionee any rights to similar grants in future years or any right to be hired or retained in the employ or service of the Company or any of its Subsidiaries or to interfere in any way with the right of the Company or any such Subsidiary to begin or terminate Optionee's employment or services at any time.

          (b) Unless and except as otherwise specifically provided in this Agreement, Optionee shall have no rights of a shareholder with respect to any shares covered by the Option until the date of issuance of a stock certificate to him for such shares.

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          (c) If any term, provision, covenant or restriction contained in this
Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that this Agreement will not permit Optionee to acquire the full number of Optioned Shares as provided in Section 1 hereof, it is the express intention of the Company to allow Optionee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d) This Agreement is being made in Georgia and shall be construed and enforced in accordance with the laws of that state.

          (e) This Agreement contains the entire understanding among the parties and supercedes any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

          (f) Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

          (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party or any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.


                              CHECKMATE ELECTRONICS, INC.

                              By:            /s/
                              -------------------------------------------

                              Title:  COO/CFO/Senior Vice President



                              OPTIONEE:

                                        /s/ J. Stanford Spence
                              -------------------------------------------
                              J. Stanford Spence


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